Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 50 to the Registration Statement No. 811-05511 on Form N-1A of Variable Insurance Products Fund II, of our reports each dated February 14, 2006 appearing in the Annual Reports on Form N-CSR to Shareholders of VIP Contrafund Portfolio, VIP Disciplined Small Cap Portfolio; of our report dated February 16, 2006 appearing in the Annual Report on Form N-CSR to Shareholders of VIP Investment Grade Bond Portfolio; and of our reports each dated February 17, 2006 appearing in the Annual Reports on Form N-CSR to Shareholders of VIP Asset Manager Portfolio, VIP Asset Manager: Growth Portfolio, and VIP Index 500 Portfolio, for the year ended December 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
April 26, 2006